Exhibit 99.1

FOR IMMEDIATE RELEASE

DEL MONTE FOODS STOCKHOLDERS

APPROVE MERGER AGREEMENT

San Francisco – March 7, 2011 – Del Monte Foods Company (NYSE: DLM) today announced that its stockholders have voted to approve the proposed merger with an affiliate of an investor group led by funds affiliated with Kohlberg Kravis Roberts & Co. L.P., Vestar Capital Partners and Centerview Capital, L.P.

The merger was approved by holders of approximately 149.8 million shares of the Company’s outstanding common stock; approximately 1.6 million shares voted against the merger. Of the shares voted, 99% were voted in favor of the merger and 1% was voted against the merger.

Upon consummation of the merger, Del Monte Foods stockholders will receive $19.00 in cash for each share of Del Monte Foods common stock. The transaction is expected to close this week.

About Del Monte Foods

Del Monte Foods is one of the country’s largest and most well-known producers, distributors and marketers of premium quality, branded pet products and food products for the U.S. retail market, generating approximately $3.7 billion in net sales in fiscal 2010. With a powerful portfolio of brands, Del Monte products are found in eight out of ten U.S. households. Pet food and pet snacks brands include Meow Mix®, Kibbles ‘n Bits®, Milk-Bone®, 9Lives®, Pup-Peroni®, Gravy Train®, Nature’s Recipe®, Canine Carry Outs® and other brand names. Food product brands include Del Monte®, Contadina®, S&W®, College Inn® and other brand names. The Company also produces and distributes private label pet products and food products. For more information on Del Monte Foods Company (NYSE: DLM) visit the Company’s website at www.delmonte.com.

Del Monte. Nourishing Families. Enriching Lives. Every Day.TM

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements. Statements that are not historical facts, including statements about beliefs or expectations, are forward-looking statements. These statements are based on plans, estimates and projections at the time Del Monte Foods Company makes the statements and readers should not place undue reliance on them. In some cases, readers can identify forward-looking statements by the use of forward-looking terms such as “may,” “will,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue” or the negative of these terms or other comparable terms. Forward-looking statements involve inherent risks and uncertainties and the Company cautions readers that a number of important factors could cause actual results to differ materially from those contained in any such forward-looking statement. Factors that could cause actual results to differ materially from those described in this press release include, among others: uncertainties as to the timing of the merger; the possibility that various closing conditions for the merger may not be satisfied or waived; general economic and business conditions; and other factors. Readers are cautioned not to place undue reliance on the forward-looking statements included in this press release, which speak only as of the date hereof. The Company does not undertake to update any of these statements in light of new information or future events.

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CONTACTS:

Media Contact	Analyst/Investor Contact
Cassandra Bujarski/Robin Weinberg	Jennifer Garrison/Christina Um
Sard Verbinnen	Del Monte Foods
(212) 687-8080	(415) 247-3382
investor.relations@delmonte.com

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